                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of October 15, 1997 (the "Effective Date") between Ocular Sciences, Inc., a Delaware corporation with its principal offices located at 475 Eccles Avenue, South San Francisco, CA 94080 (the "Company"), and Norwick Goodspeed, a resident of California ("Employee").

     In consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

     1. POSITION. During the term of this Agreement, Company will employ Employee, and Employee will serve Company, as the Company's President and Chief Operating Officer. Employee will be elected to the Company's Board of Directors promptly after the commencement of his employment.

     2. DUTIES. Employee's duties will be as set forth in the Company's Bylaws and, subject to such provisions, shall include primary responsibility for manufacturing, sales, marketing, information systems, domestic operations, regulatory affairs and human resources. Employee will report to the Company's Chief Executive Officer and be subject to the direction of the Company's Chief Executive Officer and Board of Directors. Employee will comply with and be bound by the Company's operating policies, procedures, and practices from time to time in effect during Employee's employment, including any insider trading policies. Employee understands that he will be subject to the provisions of the Securities Exchange Act of 1934, as amended, applicable to officers of companies with securities registered under such act. Employee will perform his duties under this Agreement at the offices of Company, provided, that Employee may be required to travel in connection with the performance of his duties hereunder. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

     3. EXCLUSIVE SERVICE. Employee will devote his full working time exclusively to this employment and will use his best efforts to carry out his duties and advance the Company's interests. Employee will not have any other employment, consulting or similar relationship during the term of his employment by the Company. Notwithstanding the foregoing, after employee has been employed by the Company for 12 months he may accept and maintain a position on the Board of Directors of another corporation, upon advance written notice to the Company, so long as the Company's Board of Directors does not, in its sole discretion, determine that such outside Board membership will or is likely to have an adverse impact on Employee's ability to satisfactorily discharge his responsibilities to the Company.

     4. TERM OF AGREEMENT. This Agreement will commence on the Effective Date, and will continue until the earlier of three (3) years after the Effective Date or when terminated pursuant to Section 9 hereof.

     5.   COMPENSATION AND BENEFITS.

          5.1 BASE SALARY. The Company agrees to pay Employee an initial salary (the "Base Salary") of Three Hundred Thousand Dollars ($300,000) per year. Such salary will be reviewed each year by the Company's Board of Directors or Compensation Committee. Employee's salary will be payable as earned in accordance with the Company's customary payroll practice and will be subject to such deductions or withholdings as are required by law.

          5.2 EMPLOYEE BENEFIT PLANS; VACATION. Employee will be eligible to participate in Company's employee benefit plans of general application, including life, health, and dental insurance, in accordance with the rules established for individual participation in any such plan and applicable law. Employee will be entitled to twenty (20) days of vacation per year in accordance with the Company's vacation policy.

          5.3 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with Company policy.

          5.4 CASH BONUS. Employee will be eligible to earn a cash bonus ("Cash Bonus") of up to fifty percent (50%) of his Base Salary for calendar year 1998 and each full calendar year thereafter, based on performance criteria (the "Criteria") to be agreed to between Company and Employee. Notwithstanding the foregoing, the Cash Bonus for calendar year 1998 may be up to sixty percent (60%) of Base Salary to offset that no bonus will be payable for any of 1997. As soon as practical after December 31 of each applicable year, the Company's Board of Directors or Compensation Committee will approve the payment to the Employee of a Cash Bonus based on actual performance relative to the Criteria.

          5.5 STOCK OPTIONS. Employee shall be granted one or more non-qualified options under the Company's 1997 Equity Incentive Plan (the "Options") to purchase Three Hundred Thousand (300,000) shares of the Company's Common Stock at the fair market value of such stock as determined by the Company's Board of Directors or Compensation Committee on the date that Employee's employment commences. The Options shall vest over 5 years at the rate of 20% per year, with such vesting commencing 6 months from the Effective Date, have a term of 6 years and otherwise be pursuant to the terms of the Company's current standard stock option documents.

     6.   RELOCATION ASSISTANCE

          6.1 COSTS ASSOCIATED WITH SALE OF OLD RESIDENCE. The Company shall reimburse Employee for any brokerage commissions and other costs incurred upon the sale of his current residence in Corona Del Mar, California (the "Old Residence"), up to a maximum of $60,000.

               6.2 COSTS ASSOCIATED WITH MOVE. The Company will reimburse Employee's costs associated with moving his household goods and motor vehicles from his Old Residence to the San Francisco Bay Area, up to a maximum of $8,000.

        6.3 INTERIM EXPENSES. The Company will reimburse Employee's temporary living expenses in the San Francisco Bay Area and weekly round-trip travel to Orange County, until the earlier of Employee's relocation to the San Francisco Bay Area or six months from the date hereof, up to a maximum of $31,000.

        6.4 COSTS ASSOCIATED WITH PURCHASE OF NEW RESIDENCE. The Company will reimburse employee for the "one time" costs associated with the purchase of a house in the San Francisco Bay Area (the "New Residence"), including payment of up to two loan points, up to a maximum of $20,000.

        6.5 TAX GROSS-UP. The Company will "gross-up" Employee for any Federal and California income taxes payable by Employee on account of any expenses that are not deductible by Employee and that are reimbursed by the Company pursuant to Sections 6.1 through 6.4 above, up to a maximum of $40,000.

        6.6 REPAYMENT BY EMPLOYEE IN EVENT OF VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE WITHIN 12 MONTHS. In the event that Employee voluntarily terminates his employment with the Company within 12 months of the date hereof (other than pursuant to disability or death), or Company terminates Employee for Cause (as defined below) within such 12 month period, then Employee shall repay to Company, within six months, any amounts paid to Employee pursuant to this Section 6.

   7.   COMPANY LOAN(S) TO EMPLOYEE.

        7.1 $450,000 LOAN UPON PURCHASE OF NEW RESIDENCE. Upon Employee's purchase of the New Residence, the Company will provide Employee with an interest free loan of Four Hundred Fifty Thousand Dollars ($450,000) (the "$450,000 Loan"). The $450,000 Loan shall be secured by a deed of trust (the $450,000 Deed of Trust") on the New Residence and by a security interest in the Options and any shares issued upon exercise of the Options (the "Underlying Securities"). The $450,000 Deed of Trust shall be subordinate to any deed of trust Employee grants on the New Residence to a bank or other financial institution for a loan to purchase the New Residence. Employee will be prohibited from selling, transferring or otherwise disposing of any interest in the New Residence, the Options or the Underlying Securities while any obligations are outstanding under the $450,000 Loan. The $450,000 Loan shall be due and payable in full on the earlier of: (i) 5 years from the Effective date;
(ii) 6 months after Employee's voluntary resignation or termination by the Company for Cause, (iii) Employee's default under any loan secured by the New Residence or (iv) the sale, transfer or other disposition of the New Residence. Notwithstanding the foregoing, the $450,000 Loan shall be forgiven if Employee remains continuously employed by the Company from the date hereof through October 15, 2000. In the event that any portion of principal of the $450,000 Loan is paid by Employee and Employee subsequently becomes entitled to forgiveness of the $450,000 Loan pursuant to the preceding sentence, then the amount of principal paid by the Employee shall be returned to him. Employee shall be responsible for all taxes arising from any loan forgiveness and the Company will be entitled to withhold appropriate amounts for tax purposes.

        7.2 POSSIBLE ADDITIONAL LOANS. If Employee is unable to sell the Old residence prior to the purchase of the New Residence, then the Company will either (i) arrange for a bank or other financial institution to provide Employee with a loan in the amount of the purchase price of the New Residence less $450,000 or (ii) loan such amount to Employee itself, each up to a maximum of $1,100,000. Any obligation taken on by the Company in connection with such loan (e.g., a guarantee) or any amount so loaned by the Company, shall be released or paid, as the case may be, on the earlier of (i) six months after the date of the loan or (ii) the date the $450,000 Loan is due. Any such loan will be on standard terms for similar loans and will include a first deed of trust on the New Residence. Employee will enter into any documentation reasonably requested by the Company to support any guaranty provided by the Company pursuant to this
Section 7.2

        7.3     OTHER LOAN TERMS. In connection with the loans set forth in
Section 7.1 and 7.2 above (the "Loans") Employee and Employee's spouse shall execute any documents reasonably requested by the Company or the institution granting the Loans, including loan and security agreements, promissory notes and deeds of trust. Such documents shall have such other terms and provisions as are typical for residential loans, including standard default provisions and a provision regarding the payment of fees and expenses, including reasonable attorneys' fees, incurred enforcing or collecting the Loans.

   8. PROPRIETARY RIGHTS. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A.

   9.   TERMINATION.

        9.1 EVENTS OF TERMINATION. Employees employment with the Company shall terminate upon any one of the following:

                (a) the Company's termination of Employee for "cause" as defined under Section 9.2 below ("Termination for Cause"); or

                (b) the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause"); or

                (c) the effective date of Employee's voluntary termination of his employment with the Company ("Voluntary Termination").

        9.2 "CAUSE" DEFINED. For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

                (a) a material failure or refusal by Employee to diligently perform his duties to the Company, including his obligations under this Agreement; provided that if reasonably possible, the Company will provide Employee with 30 days advance notice to remedy the situation, and provided further that the Company will not be required to provide such notice more than once during the term of this Agreement.

          (b) conduct by Employee that is materially detrimental to, or materially discredits, the reputation, character or standing of the Company, including the commission of a felony crime;

          (c)  conduct by Employee that is intended to do injury to the Company;

     or

          (d) disability that prevents Employee from performing his duties more than 90 days in any 360 day period; or Employee's death.

     10.  EFFECT OF TERMINATION.

          10.1 TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of any termination of this Agreement pursuant to Sections 9.1(a) or 9.1(c), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

          10.2 TERMINATION WITHOUT CAUSE. In the event of any termination of this Agreement pursuant to Section 9.1(b),

          (a) the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

          (b) for one (1) year after the date of termination the Company shall continue to pay Employee his Base Salary under Section 5.1 above at Employee's then-current salary, less applicable deductions and withholding taxes, payable on the Company's normal payroll dates during that period, provided, however, that if Employee secures other employment during the period that Section 5.1 remains in effect pursuant to this Section 10.2, the Company will be entitled to set off, dollar for dollar, whatever is earned in such employment against the amount owed to Employee hereunder,

          (c) Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans;

          (d) if the $450,000 Loan has not been forgiven pursuant to the last three sentences of Section 7.1, then the Company shall forgive 50% of the outstanding principal under the $450,000 Loan.

As a condition to the Company's obligations under Section 10.2(b) and (d) hereof, the Company may require Employee to enter into a mutual release in form and substance satisfactory to the Company in its reasonable discretion.

     11. NON-SOLICITATION. So long as Employee is an employee of the Company and for one (1) year thereafter, Employee shall not, directly or indirectly, either for himself or for any other person or entity, directly or indirectly, solicit, induce or assist another to solicit or induce any employee, consultant, customer or supplier of the Company to terminate his, her or its relationship with the Company.

        12.     MISCELLANEOUS.

                12.1 ARBITRATION. Employee and the Company agree to submit to mandatory binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                12.2 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court to effect the intent of the parties to the extent possible, and as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

                12.3 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

                12.4 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligation hereunder, to any parent or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and/or assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

                12.5 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

                12.6 ENTIRE AGREEMENT. This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

                12.7 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

                12.8 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by (i) hand delivery, (ii) certified mail, return receipt requested, postage pre-paid, or
(iii) nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or, two (2) business days after mailing, if sent by mail, or after delivery to the courier if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

                        If to the Company:      Ocular Science, Inc.
                                                475 Eccles Avenue
                                                South San Francisco, CA 94080
                              Attention:        John Fruth

                        If to Employee:         Norwick Goodspeed
                                                450 Santa Rita Ave
                                                --------------------------------
                                                Palo Alto, CA 94301
                                                --------------------------------

                12.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both the male and female, and the word "or" is used in the inclusive sense.

                12.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but both of which, taken together, constitute one and the same agreement.

                12.11 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

        IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement as of the date first above written.


OCULAR SCIENCES, INC.                           EMPLOYEE

By: John D. Fruth                               /s/ NORWICK GOODSPEED
   ---------------------------------            --------------------------------
                                                Norwick Goodspeed
Its: C.E.O.
    --------------------------------